UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COGNOS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

CANADA	98-0119485
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3755 Riverside Drive

P.O. Box 9707, Station T

Ottawa, Ontario, Canada K1G 4K9

(Address of Principal Executive Offices) (Zip Code)

Applix 2006 Stock Incentive Plan

Applix 2004 Equity Incentive Plan

Applix 1994 Equity Incentive Plan

(Full Title of the Plan)

William V. Russell

Cognos Corporation

15 Wayside Road

Burlington, MA 01803-4609

(Name and Address of Agent For Service)

(781) 229-6600

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Kevin M. Barry, Esq.

Bingham McCutchen LLP

150 Federal Street

Boston, Massachusetts 02110

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares without par value(1)	342,856 shares	US$48.29	US$16,556,516.24	US$508.29

(1)

Pursuant to an Agreement and Plan of Merger, dated as of September 4, 2007, as amended (the “Merger Agreement”), by and among Cognos Incorporated (the “Registrant”), Dimension Acquisition Corp., a Massachusetts corporation and an indirect, wholly-owned subsidiary of the Registrant and Applix, Inc., a Massachusetts corporation, the Registrant assumed all of the outstanding unvested options (the “Options”) under the (1) Applix, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), (2) Applix, Inc. 2004 Equity Incentive Plan (the “2004 Plan”) and (3) Applix, Inc. 1994 Equity Incentive Plan (the “1994 Plan”, together with the 2006 Plan and the 2004 Plan, the “Applix Stock Plans”). Effective October 25, 2007, pursuant to the terms of the Merger Agreement, all of the Options issued under the Applix Stock Plans were converted into options to purchase up to 342,856 shares of the Registrant’s Common Stock.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover additional shares of the Registrant’s Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(3)

The price of US$48.29 per share, which is the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on October 24, 2007, is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Cognos Incorporated (the “Registrant” or the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007 which contains audited consolidated financial statements for the fiscal year ended February 28, 2007.

(b) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 2007, filed on October 5, 2007, and May 31, 2007, filed on July 9, 2007.

(c) The Registrant’s Current Reports on Form 8-K filed on the following dates: March 22, 2007, June 22, 2007, July 9, 2007, September 5, 2007, September 17, 2007, and October 1, 2007.

(d) The description of the Common Shares in the section entitled “Description of Share Capital” contained in the Registrant’s Registration Statement on Form F-10 filed with the Commission on June 20, 2002.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), the Company may indemnify a present or former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity referred to above, and provided that the director, officer or other person acted honestly and in good faith with a view to the best interests of the Company or other entity referred to above and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with a derivative action by on or on behalf of the Company or other entity referred to above only with court approval and if he or she fulfilled the conditions set forth above. A director, officer or other person referred to above is entitled to indemnification from the Company as a matter of right if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

The by-laws of the Company provide that the Company shall, to the extent permitted by the CBCA, indemnify every present or former director or officer of the Company or person who acts or acted and every other person who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and his or her heirs and legal representatives.

The Company also has entered into indemnification agreements with each of its directors and executive officers. Pursuant to the agreements, the Company has agreed to indemnify each such person against liability resulting from any civil, criminal or administrative action or proceeding to which that person is made a party by reason of being, or having been, a director or officer of the Company (including an action by or on behalf of the Company). In the case of a director, the indemnity does not apply to expenses attributable to the director’s failure (a) to act honestly and in good faith with a view to the best interests of the Company, and (b) in the case of a criminal or administrative proceeding enforced by a monetary penalty, to have reasonable grounds for believing that his or her conduct was lawful. In the case of an officer, the indemnity does not apply to expenses attributable to the officer’s gross negligence or willful misconduct and, in the case of a criminal or administrative proceeding enforced by a monetary penalty, the officer’s failure to have reasonable grounds for believing that his or her conduct was lawful.

A directors’ and officers’ liability insurance policy is maintained by the Company, which insures directors and officers for losses as a result of certain claims against the directors and officers of the Company in their capacity as directors and officers and also reimburses the Company for payments made pursuant to the indemnity provisions under the CBCA and the by-laws of the Company.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description
4.1	Form of Share Certificate of common stock (incorporated by reference to Exhibit 4.0 to Amendment No. 2 to Registration Statement No. 33-14245 on Form S-1, filed on July 1, 1987.
4.2

Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007, filed on April 27, 2007).

4.3	Amended By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2002, filed on May 29, 2002).

5.1	Opinion of Bennett Jones LLP as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Bennett Jones LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages of this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, Canada on the 25th day of October, 2007.

COGNOS INCORPORATED

By:	/s/ Robert G. Ashe

Robert G. Ashe
Chief Executive Officer, President and Director

POWER OF ATTORNEY AND SIGNATURES

EACH PERSON WHOSE SIGNATURE appears below this Registration Statement hereby constitutes and appoints Tom Manley and W. John Jussup and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities (until revoked in writing) to sign all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Cognos Incorporated and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date
/s/ Robert G. Ashe Robert G. Ashe	Chief Executive Officer, President and Director (Principal Executive Officer)	October 25, 2007

/s/ Tom Manley Tom Manley	Senior Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 25, 2007

/s/ Renato Zambonini Renato Zambonini	Chairman of the Board of Directors	October 25, 2007

/s/ John E. Caldwell John E. Caldwell	Director	October 25, 2007

/s/ Paul D. Damp Paul D. Damp	Director	October 25, 2007

/s/ Pierre Y. Ducros Pierre Y. Ducros	Director	October 25, 2007

/s/ Robert W. Korthals Robert W. Korthals	Director	October 25, 2007

/s/ Janet R. Perna Janet R. Perna	Director	October 25, 2007

/s/ John J. Rando John J. Rando	Director	October 25, 2007

/s/ William V. Russell William V. Russell	Authorized Representative in the United States and Director	October 25, 2007

/s/ James M. Tory James M. Tory, Q.C.	Director	October 25, 2007

/s/ David Galloway David Galloway	Director	October 25, 2007

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Cognos Incorporated in the United States, in the City of Saratoga, State of California, on this 25th day of October, 2007.

/s/ William V. Russell
William V. Russell Authorized U.S. Representative

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Form of Share Certificate of common stock (incorporated by reference to Exhibit 4.0 to Amendment No. 2 to Registration Statement No. 33-14245 on Form S-1, filed on July 1, 1987.

4.2

Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007, filed on April 27, 2007).

4.3	Amended By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2002, filed on May 29, 2002).

5.1	Opinion of Bennett Jones LLP as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Bennett Jones LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages of this Registration Statement).